Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141
FOR IMMEDIATE RELEASE April 25, 2006	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES SECOND QUARTER RESULTS

St. Louis, Missouri, April 25, 2006 - Energizer Holdings, Inc., [NYSE: ENR], today announced results of its second quarter ended March 31, 2006. Net earnings for the quarter were $50.0 million, or $0.78 per diluted share, versus net earnings of $56.2 million, or $0.76 per diluted share in the second fiscal quarter of 2005. Last year’s second quarter included $7.6 million, or $0.10 per diluted share of reductions to previous years’ tax accruals and the recognition of tax benefits from foreign losses.

Sales for the quarter of $629.5 million were essentially flat in absolute dollars as higher sales in the North America Battery segment were offset by lower sales in the International Battery segment. Segment profit increased 6% to $114.9 million for the quarter as improvements in the Razors and Blades and North America Battery segments were partially offset by a decrease in the International Battery segment. Unfavorable currency impacted sales by $18.5 million and segment profit by $6.6 million. On a constant currency basis, sales and segment profit increased 3% and 12%, respectively. General corporate and other expenses increased $1.0 million, and interest and other financing items increased $4.5 million.

For the six months ended March 31, 2006, net earnings were $170.5 million, or $2.57 per diluted share, compared to net earnings of $176.6 million, or $2.37 per diluted share, in the same period last year. Included in the current year’s six month results is a charge of $3.1 million, after-tax, or $0.05 per share, for the restructuring of the company’s European supply chain. Last year’s six month results included the aforementioned tax items of $7.6 million, or $0.10 per share.

Sales for the six months were $1,511.9 million, an increase of $7.0 million, including $29.3 million of unfavorable currency, as higher constant currency sales in both the battery segments were partially offset by lower sales in the Razors and Blades segment. Segment profit increased $12.3 million, including $8.8 million of unfavorable currency, as improvements in the Razors and Blades segment were partially offset by declines in the International Battery segment. For the six months, general corporate and other expenses decreased $1.0 million while interest and other financing items increased $14.6 million.

Results for the prior year quarter and six months were adjusted for the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”. This resulted in an additional compensation expense of $1.4 million, after-tax, or $0.02 per diluted share for the quarter and $2.7 million, after-tax, or $0.04 per diluted share for the six months. In addition, the prior year segment results for the quarter and the six months were adjusted to fully allocate overhead costs between the business segments. This reallocation of costs impacted segment results only, with no impact on total income. The detail for both prior year adjustments is provided in footnote 4.

North America Battery

Net sales for the second quarter of $218.9 million increased $5.4 million, or 3%, as higher volumes and pricing were partially offset by an unfavorable product mix. Lithium and rechargeable products volume grew in excess of 30% for the quarter. Energizer Max unit sales decreased 1%, reflecting retail inventory reductions slightly in excess of the 7% growth in consumer takeaway at retail. Pricing for the quarter was favorable, reflecting recent price increases across all Energizer Max package sizes. However, this was partially offset by unfavorable product mix in the quarter due to a continuing shift of sales to larger package sizes, which sell at lower per unit prices.

Gross profit decreased $2.8 million for the quarter, as unfavorable product mix and higher material costs were partially offset by higher sales and production efficiencies. For the quarter, segment profit increased $2.4 million as lower administrative, selling, advertising and promotion expenses were partially offset by the lower gross margin.

The United States (U.S.) retail battery category is defined as household batteries (alkaline, carbon zinc, lithium and rechargeable) and specialty batteries. The U.S. retail battery category increased by 6% in dollars for the 12 weeks ending March 25, 2006, versus the same period last year. Retail consumption of Energizer’s products increased 11% in dollars for the same period. Our focus on the performance segment, specifically rechargeables and lithium batteries resulted in an increase of approximately 1.5 share points compared to the same period in the prior year, bringing Energizer’s share of the total retail category to approximately 38% for the quarter. After retail inventory reductions in the quarter, we believe our products in the retail pipeline are generally at appropriate levels as of the end of March.

For the six months, sales increased $14.8 million, or 2%, primarily due to higher volumes, partially offset by the previously discussed unfavorable product mix. Gross profit decreased $9.5 million for the six months as unfavorable product mix and higher material costs were partially offset by the incremental sales volume and production efficiencies. Segment profit was flat as the lower gross margin was offset by lower advertising, promotion, selling and administrative expenses.

International Battery

Net sales for the quarter were $196.9 million, a decrease of $4.3 million, or 2%. Absent $8.7 million of negative currency impacts, sales increased 2% as higher volumes were partially offset by unfavorable pricing and product mix, primarily in Europe. Segment profit decreased $5.3 million, including $4.1 million of unfavorable currency. Absent currency impacts, negative pricing was nearly offset by the contribution of higher sales volume and lower advertising and promotion expense. Higher material costs of $4.1 million were roughly offset by other production efficiencies.

For the six months, net sales increased $4.9 million, or 1%, as higher volumes were partially offset by unfavorable currency translation of $13.6 million and unfavorable pricing and product mix. Segment profit decreased $4.6 million, including a $5.7 million negative impact from currency. Absent currency impacts, segment profit for the six months increased $1.1 million on higher sales volume and lower advertising and promotion expense, partially offset by unfavorable pricing and product mix.

Razors & Blades

Razor and blade sales for the quarter of $213.7 million were flat compared to last year's second quarter, including $10.8 million of unfavorable currency.  On a constant currency basis, sales increased 5% driven by new product introductions, partially offset by declines in older technology product lines. New products launched in the quarter contributed approximately $30 million in sales with the introduction of Intuition Plus in North America and Japan; Quattro Titanium in Europe; Xtreme 3 Disposable Comfort Plus in North America; and Quattro Power and Quattro for Women in several markets in Europe and Asia. In last year's second quarter, the launch of Quattro for Women in North America contributed approximately $18 million.

Overall share of the wet shave category in primary markets was 20.6% for the year ended February 2006, down from 21.5% for year ended February 2005.  This decrease was due to lower share of razor handles versus last year.  Share of replacement blade sales for the same period was essentially flat.

For the quarter, gross profit was flat in dollars but up 5% on a constant currency basis, in line with sales.  Segment profit increased $9.8 million due to lower advertising and promotion as much of the product launch support has not yet occurred.

For the six months, sales decreased $12.7 million, or 3%, including unfavorable currency of $18.1 million.  On a constant currency basis, sales increased $5.4 million, or 1%, as higher second quarter sales were partially offset by lower first quarter sales.  Segment profit increased $17.4 million, or 27%, due to lower advertising and promotion due to timing of product launch support and favorable product cost.

Other Items

General corporate and other expenses increased $1.0 million for the quarter primarily due to business realignment costs and higher pension costs, partially offset by lower administrative costs. For the six months, corporate costs decreased $1.0 million, as higher business realignment costs and pension costs were offset by lower incentive and stock based compensation expense and lower administrative costs.

Interest expense increased $5.7 million for the quarter and $11.2 million for the six months on higher average borrowings resulting from share repurchases and higher interest rates. Other financing items were favorable $1.2 million for the quarter and unfavorable $3.4 million for the six months due to fluctuations in exchange gains and losses associated with the company’s financing activities.

The income tax rate was 31.0% for the current quarter and six months, compared to 21.1% and 28.9% for the same quarter and six month period last year. The prior year quarter includes reductions of $7.6 million for previous years’ tax accruals and the recognition of tax benefits from foreign losses. Excluding this item, the rate for the prior year quarter and six months was 31.6% and 31.9%, respectively. The improved tax rate is due to a variety of small favorable tax attributes.

During the quarter, Energizer repurchased 1.4 million shares of its common stock with a total of 5.5 million shares repurchased thus far in fiscal 2006. Capital expenditures and depreciation expense for the quarter were $22.4 million and $27.2 million, respectively. For the six months, capital expenditures were $36.7 million, and depreciation expense was $54.4 million.

Outlook

Looking forward, U.S. battery price increases should provide favorable comparisons for the second half of the year, however unfavorable package size mix will likely offset at least a portion of pricing benefits. Commodity costs for materials used in our battery segments rose significantly in 2006, particularly zinc. We estimate that commodity-based costs will be unfavorable approximately $38 to $40 million for all of fiscal 2006 versus fiscal 2005, with approximately $19 million realized in the first half of the year.

Due to the seasonality of the wet shave category and product launch cycles, advertising and promotion expense in the Razors and Blades segment tends to be greater in the second half of the fiscal year versus the first half. Given the number of products launched in the current quarter, this shift will be more significant in the latter part of fiscal 2006 than 2005.

Current exchange rates have had an unfavorable impact on both of our businesses in 2006, reducing pre-tax segment profit by approximately $9 million in the first half of 2006. At current exchange rates, we estimate currency will be unfavorable to pre-tax profit by $5 to $7 million for the second half of the year compared to the same period last year.

# # #
Statements in this press release that are not historical, particularly statements regarding growth in the retail battery category, retail consumption of Energizer’s battery products, Energizer’s share of the retail battery category, the level of Energizer products in the retail pipeline, and the Company’s share of the wet shave category in primary markets, Energizer’s effective tax rate, the impact of the Company’s battery price increase and unfavorable package size mix on comparisons in the second half of the year as well as the impact of increases of zinc and other commodity based costs on results for that period, planned advertising and promotion expenses for the Company’s razors and blades business for the second half of fiscal 2006, and the unfavorable impact of currency exchange rates on both retail battery and razors and blades results for that period, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. Energizer’s estimates of battery category value trends, retail consumption of its battery products on a volume basis, battery and razor and blades market share, and retailer inventory levels are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign, taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. Competitive promotional activity, or pricing or promotional demands from retailer customers, could limit the effectiveness of battery price increases during the second half of the fiscal year, while, on the other hand, manufacturing efficiencies and efforts to further reduce costs could have a favorable impact on the Company’s production costs throughout that period. On the other hand, the impact of commodity cost increases could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control. Anticipated advertising and promotional spending during the rest of the fiscal year could be impacted by competitive promotional activity, as well as by Company cash flows and competing strategic opportunities. Global economic conditions and fluctuations in currency exchange rates could significantly impact current exchange rates, resulting in a greater or lesser impact on Company results for the remainder of the year than is currently anticipated. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the Year ended September 30, 2005, its quarterly report on Form 10-Q for the Quarter ended December 31, 2005, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005

Net sales	$629.5	$629.0	$1,511.9	$1,504.9

Cost of products sold	321.7	309.8	772.7	740.3
Selling, general and administrative expense	139.2	142.7	280.8	290.3
Advertising and promotion expense	61.4	74.7	143.0	171.0
Research and development expense	17.5	17.9	33.0	34.4
Interest expense	18.1	12.4	34.6	23.4
Other financing items, net	(0.8)	0.4	0.7	(2.7)

Earnings before income taxes	72.4	71.1	247.1	248.2

Income tax provision	(22.4)	(14.9)	(76.6)	(71.6)

Net earnings	$50.0	$56.2	$170.5	$176.6

Earnings per share
Basic	$0.81	$0.79	$2.67	$2.46
Diluted	$0.78	$0.76	$2.57	$2.37

Weighted average shares of common stock - Basic	61.9	71.2	63.9	71.7
Weighted average shares of common stock - Diluted	64.4	73.9	66.3	74.4

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
Quarter ending March 31, 2006
(Dollars in millions, except per share data)

1.   Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.   Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery results. Research and development costs for Razors and Blades are included in that segment's results. Segment performance is evaluated based on segment operating profit exclusive of general corporate expenses, share-based compensation, costs associated with most restructuring, integration or business realignment and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

Following the acquisition of Schick-Wilkinson Sword (SWS) in 2003, the Company has adopted an operating model that includes a combination of stand-alone and combined business functions between the battery and razor and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, legal and environmental activities, and in some countries, combined sales forces and management. Beginning in fiscal 2006, the Company applied a fully allocated cost basis, in which shared business functions are allocated between the businesses. Fiscal 2005 was adjusted to this same basis and a reconciliation for this fiscal year is presented in Note 4.

On October 1, 2005, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) using the “modified retrospective” method. Accordingly, prior year results have been adjusted to incorporate the effects of SFAS 123R.The impact to the Company’s net earnings is consistent with the pro forma disclosures provided in previous financial statements as found in Note 4.

Segment sales and profitability for the quarters and six months ended March 31, 2006 and 2005, respectively, are presented below.

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2006	2005	2006	2005
North America Battery	$218.9	$213.5	$614.7	$599.9
International Battery	196.9	201.2	467.4	462.5
Total Battery	415.8	414.7	1,082.1	1,062.4
Razors and Blades	213.7	214.3	429.8	442.5
Total net sales	$629.5	$629.0	$1,511.9	$1,504.9

Profitability
North America Battery	$51.4	$49.0	$166.3	$166.8
International Battery	36.5	41.8	103.2	107.8
R&D Battery	(8.8)	(8.6)	(16.8)	(16.8)
Total Battery	79.1	82.2	252.7	257.8
Razors and Blades	35.8	26.0	82.4	65.0
Total segment profitability	$114.9	$108.2	$335.1	$322.8
General corporate and other expenses	(23.9)	(22.9)	(50.1)	(51.1)
Amortization	(1.3)	(1.4)	(2.6)	(2.8)
Interest and other financial items	(17.3)	(12.8)	(35.3)	(20.7)
Earnings before income taxes	$72.4	$71.1	$247.1	$248.2

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2006	2005	2006	2005
Alkaline batteries	$240.7	$253.4	$683.0	$701.1
Carbon zinc batteries	53.2	56.9	125.3	129.2
Other batteries and lighting products	121.9	104.4	273.8	232.1
Razors and blades	213.7	214.3	429.8	442.5
Total net sales	$629.5	$629.0	$1,511.9	$1,504.9

3.   Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.   The tables below reflect the impact on the quarter and six months of March 31, 2005 results of the change the Company made to the fully allocated method and the adoption of SFAS 123R as described in Note 2.

	Quarter ended March 31, 2005				Six months ended March 31, 2005
	As Reported	Fully Allocated Adjustment	FAS 123R	Adjusted	As Reported	Fully Allocated Adjustment	FAS 123R	Adjusted

Profitability
North America Battery	$48.5	0.5	-	$49.0	$165.7	1.1	-	$166.8
International Battery	40.4	1.4	-	41.8	105.1	2.7	-	107.8
R&D Battery	(8.6)	-	-	(8.6)	(16.8)	-	-	(16.8)
Total Battery	80.3	1.9	-	82.2	254.0	3.8	-	257.8
Razors and Blades	28.3	(2.3)	-	26.0	69.7	(4.7)	-	65.0
Total segment profitability	$108.6	(0.4)	-	$108.2	$323.7	(0.9)	-	$322.8

Corporate expense	(21.0)	0.4	(2.3)	(22.9)	(47.7)	0.9	(4.3)	(51.1)
Amortization expense	(1.4)	-	-	(1.4)	(2.8)	-	-	(2.8)
Interest and other financial items	(12.8)	-	-	(12.8)	(20.7)	-	-	(20.7)
Earnings before income taxes	$73.4	-	(2.3)	$71.1	$252.5	-	(4.3)	$248.2

Income tax provision	(15.8)	-	0.9	(14.9)	(73.2)	-	1.6	(71.6)

Net earnings	$57.6	-	(1.4)	$56.2	$179.3	-	(2.7)	$176.6

EPS - Basic	$0.81	-	(0.02)	$0.79	$2.50	-	(0.04)	$2.46
EPS - Diluted	$0.78	-	(0.02)	$0.76	$2.41	-	(0.04)	$2.37

5.   The Company continually reviews its battery and razor and blades business models, including its product supply chain, sales, marketing and administrative organizations. Supply chain cost savings in Europe have been identified and management has obtained Board approval to implement several key changes to the Company's European distribution and packaging activities, including a project for closing the Company's battery packaging facility in Caudebec, France and a number of other activities.

In the current six months, the Company recognized $4.7, pre-tax, of exit costs for legally mandated severance benefits which are recorded in SG&A expense. The full project is expected to involve charges to pre-tax earnings totaling $24 to $28. Currently, the majority of the project is anticipated to be complete in fiscal 2006, with the expected completion date in the first quarter of fiscal 2007.